Exhibit (a)(1)(v)

NATIONAL OILWELL VARCO, INC.

COMMUNICATION TO ELIGIBLE HOLDERS

AFTER MARKET CLOSE ON THE EXPIRATION DATE

December 20, 2017

To: National Oilwell Varco, Inc. Employees Eligible for the Stock Appreciation Right Exchange Program

UPDATE ON EXCHANGE PROGRAM

PROGRAM EXPIRES TONIGHT AT 9:00 P.M. CENTRAL TIME

The closing price of National Oilwell Varco, Inc. common stock as of today was $[           ]. Below is a recap of certain final terms of the Stock Appreciation Right Exchange Program based on such closing stock price.

For Eligible Holders of Eligible SARs Awards granted on February 26, 2016:

•	The spread for each SAR for purposes of determining the Cash Payment: $[ ]

•	The Cap Price on Amended SARs: $[ ]

•	The Exercise Price on New Options: $[ ]

For Eligible Holders of Eligible SARs Awards granted on March 28, 2016:

•	The spread for each SAR for purposes of determining the Cash Payment: $[ ]

•	The Cap Price on Amended SARs: $[ ]

•	The Exercise Price on New Options: $[ ]

The Exchange Program expires today at 9:00 p.m. Central Time. To participate in the Exchange Program, you must make your Election by tonight’s deadline.

You may make your Election by either of the following two methods: (1) make your Election electronically through the Company’s Intranet (the “Election Site”) using the “Election Site” hyperlink in the Company’s email communication to you; or (2) complete an Exchange Program Election Form (the “Election Form”), which form is included with the materials delivered to you, and submit the Election Form in PDF format by email to exchange.program@nov.com. Regardless of which method you choose, your Election must be received by us by 9:00 p.m. Central Time tonight.

If you have questions about the Exchange Program, you may send an e-mail to: exchange.program@nov.com or call 346-223-4800.